Exhibit 99.1

BGC Partners Reports First Quarter 2012 Financial Results

Declares 17 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for Today

NEW YORK, NY – May 3, 2012 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial markets, today reported its financial results for the quarter ended March 31, 2012.

Select First Quarter 2012 Results Compared to the Year-Earlier Period

•	Revenues as used to calculate distributable earnings[1] grew by 10.5 percent to $403.9 million, compared with $365.5 million.

•	Pre-tax distributable earnings declined by 9.5 percent to $58.2 million, compared with $64.3 million; pre-tax distributable earnings per fully diluted share were $0.21, compared with $0.26.

•	Post-tax distributable earnings declined by 7.0 percent to $50.9 million, compared with $54.8 million; post-tax distributable earnings per fully diluted share were $0.19 compared with $0.22.

•	Under U.S. Generally Accepted Accounting Principles (“GAAP”), revenues increased by 8.2 percent to $395.0 million, compared with $365.0 million.

•	GAAP income from operations before income taxes was $18.9 million, down 22.9 percent compared with $24.5 million.

•	GAAP net income for fully diluted shares was $15.8 million or $0.06 per share, down 24.2 percent compared with $20.8 million or $0.09 per share.

•

On May 1, 2012, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on May 31, 2012 to Class A and Class B common stockholders of record as of May 17, 2012. The ex-dividend date will be May 15, 2012.

Management Comments on Financial Results

“BGC recorded double-digit percentage year-over-year growth in revenues for the quarter,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our recent expansion into Real Estate has been well-timed, as market conditions in commercial real estate are improving. This has offset some of the recent industry-wide declines in activities across the financial markets. We remain confident, however, that volumes in the financial products will rebound. As we continue to leverage our partnership structure, technology, global capital markets expertise, and relationships with large financial services firms and other companies, we intend to add scale and depth to our entire range of commercial real estate services, even as we continue to invest in and expand across our financial products.

“We have made good progress towards integrating Newmark into BGC and are pleased with its performance. After the close of the quarter, we acquired most of the assets of Grubb & Ellis, and we have been hard at work combining these two leading brands into Newmark Grubb Knight Frank.2

[1]	See the sections of this release entitled “Distributable Earnings,” “Differences Between Results for Distributable Earnings and GAAP,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.
[2]	On October 14, 2011, BGC acquired all of the outstanding shares of Newmark & Company Real Estate, Inc. (“Newmark”), plus a controlling interest in its affiliated companies. On April 13, 2012, BGC acquired substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries that are debtors (collectively “Grubb & Ellis”). Newmark, Grubb & Ellis, and certain independently-owned partner offices of the two operate as “Newmark Grubb Knight Frank” in the Americas, and are associated with London-based Knight Frank. BGC’s discussion of financial results for “Newmark Grubb Knight Frank” or “Real Estate” reflect only those businesses owned by BGC and do not include the results for these independently-owned partner offices or for Knight Frank.

“We purchased the assets that make up our Real Estate business for a total consideration of approximately $150 million, including potential earn-outs. We think that this is an excellent use of capital, because in the second quarter of 2012 alone, we expect Newmark Grubb Knight Frank to generate at least $110 million in revenues.

“BGC is establishing a strong position across the full spectrum of commercial real estate services. Real Estate is already profitable for us, and as we integrate these businesses over the next few quarters, we expect to further expand our margins. We anticipate Newmark Grubb Knight Frank being accretive to BGC within its first year.”

Mr. Lutnick added: “I am also pleased to report that BGC’s dividend per common share will again be $0.17 for the first quarter. We expect the dividend will remain consistent for all four quarters of the year. In addition, we continue to expect a large portion of dividends paid per share in 2012 to be a nontaxable return of capital3 to common stockholders.”

Shaun D. Lynn, President of BGC, said: “We once again improved our market share in Foreign Exchange, Credit, Rates, and Equities, as our results for these products continued to outpace comparable industry volumes4 despite difficult market conditions. During the first quarter of 2012, volatility was generally lower than industry long-term averages, resulting in declines in activity for many of the OTC and listed products we broker. Global volumes in Rates were muted due to quantitative easing undertaken by the U.S. Federal Reserve and other central banks, while FX volumes declined industry-wide largely because the central banks of Japan and Switzerland intervened in the currency markets to keep their currencies from appreciating.

“While we have been successful in building our Real Estate business, under current market conditions we are also seeing opportunities to grow our business in various financial asset classes. We continue to take other steps to ensure the future growth of the Company. BGC increased its front-office headcount by more than 26 percent year-over-year in the first quarter to 2,170, driven largely by the addition of Real Estate. At the same time, we continue to invest over $120 million per year in technology, and once more expanded the number of products offering fully electronic trading across different asset classes and geographies. BGC now offers e-broking on approximately 100 out of over 220 desks, compared with approximately 75 out of 200 a year ago. Consequently, our first quarter e-broking revenues in Foreign Exchange grew by more than 40 percent year-over year and in Credit by almost 20 percent.”

[3]	See the sections of this release entitled “Dividends” and “Nontaxable Return of Capital” for more details.
[4]	See the “COMPARABLE INDUSTRY VOLUMES” table in this release for certain industry volume metrics.

Mr. Lynn concluded: “As they have over the last three years, we believe that our technology-based revenues will grow faster than BGC’s overall top line, leading to earnings margin expansion.”

Unless otherwise stated, all quarterly figures provided below compare the first quarter of 2012 with the first quarter of 2011.

First Quarter 2012 Revenues Compared with a Year Earlier

Revenues for distributable earnings were $403.9 million, compared with $365.5 million. BGC’s GAAP revenues were $395.0 million, compared with $365.0 million. These increases were driven primarily by the addition of Real Estate and growth from Foreign Exchange brokerage. This growth was partially offset by a decline in brokerage revenues in Rates, Equities and Other Asset Classes, and Credit.

Brokerage revenues for distributable earnings increased by 10.5 percent to $378.7 million, while GAAP brokerage revenues increased by 8.6 percent to $372.2 million. A year earlier, brokerage revenues were $342.8 million for both GAAP and distributable earnings. Rates revenues were $146.9 million, Credit revenues were $84.4 million, Foreign Exchange revenues were $58.7 million, and Equities and Other Asset Classes revenues were $43.8 million. Real Estate brokerage revenues were $44.9 million for distributable earnings and $38.4 million under GAAP.5 In the first quarter of 2011, Rates revenues were $152.8 million, Credit revenues were $87.2 million, Foreign Exchange revenues were $54.2 million, and Equities and Other Asset Classes revenues were $48.6 million.

Foreign Exchange brokerage revenues increased by 8.3 percent due largely to a strong increase in fully electronic revenues as well as solid improvements in voice/hybrid revenues. Rates revenues decreased by 3.9 percent, Credit revenues decreased by 3.2 percent, while Equities and Other Asset Classes revenues decreased by 9.8 percent, although these declines were generally less than those for the most relevant and comparable industry metrics.

Rates represented 36.4 percent of total distributable earnings revenues, Credit 20.9 percent, Foreign Exchange 14.5 percent, Real Estate brokerage 11.1 percent, and Equities and Other Asset Classes 10.9 percent. A year earlier, Rates represented 41.8 percent of total distributable earnings revenues, Credit 23.9 percent, Foreign Exchange 14.8 percent, and Equities and Other Asset Classes 13.3 percent.

Revenues related to fully electronic trading6 increased by 1.7 percent to $39.8 million. This represented 9.9 percent of total distributable earnings revenues. In comparison, revenues related to fully electronic trading were $39.1 million or 10.7 percent of total distributable earnings revenues. This revenue growth was driven primarily by a more than 40 percent increase in the fully electronic trading of Foreign Exchange, with strong growth from options and spot desks, as well as a nearly 20 percent increase in e-brokered Credit revenues. Fully electronic revenues from the trading of Rates products were down approximately 5 percent, mainly reflecting even larger declines in most comparable industry volumes. The decline in e-broking as a percent of revenue is largely due to the addition of Real Estate, which is currently an entirely voice-brokered industry. Excluding Real Estate, revenues related to fully electronic trading would have increased to 11.1 percent of distributable earnings revenues.

[5]	During the first quarter of 2012, an additional $3.0 million dollars of Real Estate revenues were in “other revenues” and “interest income” for distributable earnings and GAAP.
[6]

For the first quarter of 2012, revenues related to fully electronic trading included $35.5 million in the “total brokerage revenues” line item. This amount represented 9.4 percent of distributable earnings brokerage revenues and was up by 4.0 percent compared with $34.2 million or 10.0 percent of distributable earnings brokerage revenues a year earlier. First quarter 2012 revenues related to fully electronic trading also included $4.3 million in the “fees from related parties” line item, which was down by 13.7 percent year-over-year versus $4.9 million.

First Quarter 2012 Expenses Compared with a Year Earlier

Total expenses on a distributable earnings basis were $345.6 million or 85.6 percent of revenues, compared with $301.2 million or 82.4 percent. Under GAAP, total expenses were $376.0 million or 95.2 percent of revenues, compared with $340.5 million or 93.3 percent. The increase in expenses both in absolute terms and as a percentage of revenues was due mainly to the addition of Real Estate, which had fixed expenses in a number of line items but is seasonally slowest in the first quarter of any given year; ongoing “professional and consulting” expenses related to BGC’s ongoing FSA program; and higher “interest expense” as a result of the July, 2011 Convertible Senior Notes offering.

The Company’s compensation and employee benefits were $224.7 million or 55.6 percent of revenues on a distributable earnings basis, versus $197.7 million or 54.1 percent. Under GAAP, compensation and employee benefits were $246.9 million or 62.5 percent of revenues, compared with $209.0 million or 57.2 percent.

Non-compensation expenses were $120.9 million or 29.9 percent of revenues on a distributable earnings basis and $123.2 million or 31.2 percent of revenues under GAAP. In comparison, first quarter 2011 non-compensation expenses were $103.5 million or 28.3 percent of revenues on a distributable earnings basis and $122.3 million or 33.5 percent of revenues under GAAP.

First Quarter 2012 Income Compared with a Year Earlier

BGC’s pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $58.2 million or $0.21 per fully diluted share, compared with $64.3 million or $0.26 per fully diluted share. The Company’s pre-tax distributable earnings margin was 14.4 percent versus 17.6 percent.

BGC Partners recorded post-tax distributable earnings of $50.9 million or $0.19 per fully diluted share, compared with $54.8 million or $0.22 per fully diluted share. The effective tax rate for distributable earnings was 14.2 percent compared with 15.0 percent. The Company’s post-tax distributable earnings margin was 12.6 percent versus 15.0 percent.

The Company recorded GAAP net income from operations before income taxes of $18.9 million, GAAP net income for fully diluted shares of $15.8 million, and GAAP net income per fully diluted share of $0.06. A year earlier, these figures were $24.5 million, $20.8 million, and $0.09, respectively.

The Company had a fully diluted weighted-average share count of 302.9 million in the first quarter of 2012 for distributable earnings and 264.2 million under GAAP.7 This compares with 258.9 million on a distributable earnings basis and 237.1 million under GAAP. As of March 31, 2012, the Company’s fully diluted share count was 306.4 million, assuming conversion of the Convertible Senior Notes.8

[7]	On April 1, 2010, BGC issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC issued an additional $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2012 and March 31, 2011 include 38.8 million and 21.8 million shares, respectively, related to the Convertible Senior Notes but exclude the $6.2 million and $3.3 million in associated interest expense. BGC’s GAAP EPS calculation for the first quarter of 2012 excludes the weighted-average shares related to the Convertible Senior Notes, and includes the related interest expense, net of tax, because their effect would be anti-dilutive.
[8]	At quarter end, this figure includes 39.0 million shares related to the Convertible Notes.

Front Office Statistics

BGC Partners had 2,170 brokers and salespeople as of March 31, 2012, up 26.3 percent year-over-year compared with 1,718 a year earlier. Average revenue per front office employee9 for the first quarter of 2012 was approximately $180,000 compared with approximately $211,000 one year before.

BGC Partners’ average revenue per front office employee has historically declined year-over-year for the periods following significant headcount increases, as new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company. The year-on-year differences in front office productivity were also due in part to lower overall industry volumes in Rates, Credit, and Equities in the first quarter. In addition, commercial real estate services firms typically generate less revenue per broker than do wholesale market intermediaries, although their overall levels of profitability are generally similar. Furthermore, the first quarter is generally the lowest in terms of revenue per broker for commercial real estate services firms while the fourth quarter tends to be the most active, all else equal. The seasonality of revenues per broker for inter-dealer brokers is usually the opposite, with the first quarter the busiest and the fourth quarter the slowest, all else equal.

Balance Sheet

As of March 31, 2012, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes,10 was $348.8 million; notes payable and collateralized borrowings, notes payable to related parties, and short term borrowings were $398.3 million; book value per common share was $2.35; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $505.2 million. In comparison, as of December 31, 2011, the Company’s cash position was $385.7 million; notes payable and collateralized borrowings, notes payable to related parties, and short term borrowings were $345.5 million; book value per common share was $2.40; and total capital was $501.0 million.

BGC’s cash position decreased from year-end 2011 primarily because cash was used to facilitate the ordinary settlement and clearance of matched principal transactions at quarter-end. This settlement-related reduction is expected to be temporary.

[9]	This includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading divided by the weighted-average number of salespeople and brokers for the quarter.
[10]	As of March 31, 2012, this included $38.2 million in government securities within the “securities owned” balance sheet line item, compared with $16.0 million as of December 31, 2011.

Second Quarter 2012 Outlook Compared with Second Quarter 2011 Results

•

The Company expects to generate distributable earnings revenues of between $440 million and $470 million, an increase of approximately 21 percent to 29 percent compared with $364.8 million. This includes at least $110 million from Real Estate.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $54 million and $62 million versus $62.4 million.

•

BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 14 percent for full year 2012 compared with 15.0 percent for the second quarter 2011 and 14.3 percent for full year 2011.

•	BGC Partners expects post-tax distributable earnings to be between approximately $46 million and $53 million versus $52.0 million.[11]

BGC intends to update its second quarter guidance before June 30, 2012.

Dividends

On May 1, 2012, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on May 31, 2012 to Class A and Class B common stockholders of record as of May 17, 2012. The ex-dividend date will be May 15, 2012.

Unit Redemptions, Exchangeability, and Share Repurchases

During the first quarter of 2012, BGC Partners agreed to grant exchangeability to 3.9 million units. Under GAAP, the Company was required to take a non-cash charge of $25.9 million relating to grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions from January 1, 2012 through March 31, 2012 are detailed in the following table:

Period	Number of shares purchased	Average price per share
First Quarter	44,013	$7.66

	Number of units redeemed	Average price per unit
First Quarter	3,833,973	$6.60
Total Repurchases and Redemptions	3,877,986	$6.61

The Company sold approximately 4.8 million shares through its controlled equity offering from January 1, 2012 through April 30, 2012 for net proceeds of approximately $31.4 million or $6.57 per share, primarily to offset redemptions and for general corporate purposes.

As of April 30, 2012, the Company had approximately $58.7 million remaining from its $100 million share repurchase and unit redemption authorization.

[11]	BGC’s distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the second quarter of 2012, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.2 million, and the associated weighted average share count is expected to be 39.0 million.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or;

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues”, “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Differences between First Quarter Results for Distributable Earnings and GAAP

First quarter 2012 and first quarter 2011 GAAP revenues were reduced by $2.5 million and $0.5 million, respectively due to BGC’s non-cash losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

First quarter 2012 brokerage revenues for distributable earnings include the collection of $6.5 million in Real Estate receivables. First quarter compensation and employee benefits for distributable earnings also include $3.9 million in related compensation expense. These cash items would have been recognized for GAAP other than for the effect of acquisition accounting.

The difference between first quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was also due to $25.9 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; and $0.1 million in expenses related to dividend equivalents to holders of RSUs. The difference between first quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $11.0 million in non-cash charges relating to grants of exchangeability to limited partnership units, and a $0.3 million non-cash and non-dilutive charge related to pre-merger grants of equity or units.

The difference between non-compensation expenses in the first quarter of 2012 as calculated for GAAP and distributable earnings was due to $2.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, primarily related to the Grubb & Ellis transaction. This was partially offset by a credit $0.6 million in other non-cash, non-dilutive, and non-economic GAAP charges relating mainly to the Company’s previous assumption of the liability for a September 11, 2001 workers’ compensation policy. The difference between non-compensation expenses in the first quarter of 2011 as calculated for GAAP and distributable earnings was due to a $19.2 million charge with respect to acquisitions, dispositions, and/or resolutions of litigation. This was partially offset by a credit of $0.4 million non-cash, non-dilutive, and non-economic related to the abovementioned workers’ compensation policy.

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. federal income tax principles for the year ended December 31, 2012. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. federal income tax principles.

Under U.S. federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners expects that a portion of its dividends paid to common stockholders in the year ended December 31, 2012 will be treated under U.S. federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend will be treated as a qualified dividend for U.S. federal income tax purposes. This information is expected to be reported by the end of January 2013 to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

Conference Call and Investor Presentation

The Company will host a conference call today, May 3, 2012, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	5/03/2012 10:00 AM Eastern Time
U.S. Dial In:	888-679-8033
International Dial In:	617-213-4846
Participant Passcode:	94384208
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PEHXMJFCC

REPLAY:
Available From – To:	5/03/2012 12:00 PM – 5/10/2012 11:59 PM
U.S. Dial In:	888-286-8010

International Dial In:	617-801-6888
Passcode:	74590449

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial markets. The Company specializes in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed, BGC Trader™, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through its Newmark Grubb Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in dozens of major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington D.C. and Zurich. For more information, please visit www.bgcpartners.com.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$310,526	$369,713
Cash segregated under regulatory requirements	3,372	2,968
Securities owned	38,235	16,282
Securities borrowed	17,362	—
Marketable securities	291	1,238
Receivables from brokers-dealers, clearing organizations, customers and related broker-dealers	598,610	192,053
Accrued commissions receivable, net	233,087	222,293
Loans, forgivable loans and other receivables from employees and partners, net	198,183	192,658
Fixed assets, net	135,568	136,068
Investments	34,283	20,367
Notes receivable, net	25,492	—
Goodwill	142,179	141,142
Other intangible assets, net	16,299	16,994
Receivables from related parties	6,829	5,754
Other assets	92,531	87,655

Total assets	$1,852,847	$1,405,185

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$60,000	$13,600
Accrued compensation	138,536	143,800
Payables to brokers-dealers, clearing organizations, customers and related broker-dealers	530,051	144,683
Payables to related parties	32,488	19,667
Accounts payable, accrued and other liabilities	248,270	250,552
Notes payable and collateralized borrowings	188,297	181,916
Notes payable to related parties	150,000	150,000

Total liabilities	1,347,642	904,218
Redeemable partnership interest	82,079	86,269
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 122,804 and 115,217 shares issued at March 31, 2012 and December 31, 2011, respectively; and 104,763 and 97,220 shares outstanding at March 31, 2012 and December 31, 2011, respectively	1,228	1,152
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2012 and December 31, 2011, convertible into Class A common stock	348	348
Additional paid-in capital	515,127	489,369
Contingent Class A common stock	19,763	20,133
Treasury stock, at cost: 18,041 and 17,997 shares of Class A common stock at March 31, 2012 and December 31, 2011, respectively	(110,090)	(109,870)
Retained deficit	(96,122)	(80,726)
Accumulated other comprehensive loss	(2,322)	(3,752)

Total stockholders’ equity	327,932	316,654

Noncontrolling interest in subsidiaries	95,194	98,044

Total equity	423,126	414,698

Total liabilities, redeemable partnership interest and equity	$1,852,847	$1,405,185

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2012	2011
Revenues:
Commissions	$272,488	$244,714
Principal transactions	99,745	98,109

Total brokerage revenues	372,233	342,823
Fees from related parties	12,547	15,435
Market data	4,964	4,576
Software solutions	2,449	2,133
Interest income	2,195	1,406
Other revenues	3,029	311
Losses on equity investments	(2,456)	(1,661)

Total revenues	394,961	365,023

Expenses:
Compensation and employee benefits	246,869	208,969
Allocation of net income to limited partnership units and founding/working partner units	5,980	9,200

Total compensation and employee benefits	252,849	218,169
Occupancy and equipment	36,229	29,286
Fees to related parties	3,519	2,601
Professional and consulting fees	19,319	13,341
Communications	21,958	21,330
Selling and promotion	19,446	20,186
Commissions and floor brokerage	5,680	6,095
Interest expense	7,558	4,395
Other expenses	9,491	25,081

Total non-compensation expenses	123,200	122,315

Total expenses	376,049	340,484
Income from operations before income taxes	18,912	24,539
Provision for income taxes	7,202	7,401

Consolidated net income	11,710	17,138

Less: Net income attributable to noncontrolling interest in subsidiaries	3,521	8,472

Net income available to common stockholders	$8,189	$8,666

Per share data:
Basic earnings per share
Net income available to common stockholders	$8,189	$8,666

Basic earnings per share	$0.06	$0.09

Basic weighted-average shares of common stock outstanding	136,124	97,326

Fully diluted earnings per share
Net income for fully diluted shares	$15,790	$20,834

Fully diluted earnings per share	$0.06	$0.09

Fully diluted weighted-average shares of common stock outstanding	264,170	237,065

Dividends declared per share of common stock	$0.17	$0.14

Dividends declared and paid per share of common stock	$0.17	$0.14

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q1 2012	Q1 2011
Revenues:
Brokerage revenues:
Rates	$146,884	$152,810
Credit	84,371	87,193
Equities and other asset classes	43,822	48,601
Foreign exchange	58,731	54,219
Real estate (e)	44,891	—

Total brokerage revenues	378,698	342,823

Market data and software solutions	7,413	6,709
Fees from related parties, interest and other revenues	17,771	15,986

Total revenues	403,883	365,518

Expenses:
Compensation and employee benefits (a)	224,727	197,656
Other expenses (b)	120,916	103,538

Total expenses	345,643	301,194

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	58,239	64,324

Noncontrolling interest in subsidiaries (c)	(936)	(86)
Provision for income taxes	8,272	9,651

Post-tax distributable earnings to fully diluted shareholders	$50,903	$54,759

Earnings per share:
Fully diluted pre-tax distributable earnings per share (d)	$0.21	$0.26

Fully diluted post-tax distributable earnings per share (d)	$0.19	$0.22

Fully diluted weighted-average shares of common stock outstanding	302,947	258,893

Total revenues	$403,883	$365,518

Total compensation expense	$224,727	$197,656

Compensation expense as a percent of revenues	55.6%	54.1%

Non-compensation expense as a percent of revenues	29.9%	28.3%

Pre-tax distributable earnings margins (on distributable earnings revenues)	14.4%	17.6%

Post-tax distributable earnings margins (on distributable earnings revenues)	12.6%	15.0%

Effective tax rate	14.2%	15.0%

Notes and Assumptions

(a)	Compensation and employee benefits excludes charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; and compensation expenses related to pre-merger grants of equity or units. Compensation expense includes compensation charges associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Other expenses exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation (beginning with the first quarter of 2011) and gains and charges related to other non-cash, non-dilutive, non-economic items.
(c)	Noncontrolling interest allocation associated with joint ownership of our administrative services company and with Newmark.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2012 and 2011 include an additional 38.8 million and 21.8 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.
(e)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

	Q1 2012	Q1 2011
GAAP income from continuing operations before income taxes	$18,912	$24,539
Allocation of net income to founding/working partner units	1,835	3,458
Allocation of net income to limited partnership units	4,145	5,742

Pro forma pre-tax operating income available to fully diluted shareholders	24,892	33,739

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	—	337
Dividend equivalents to RSUs	91	(5)
Non-cash losses related to equity investments	2,456	495
Newmark purchased revenue, net of compensation (d)	2,586	—
Other non-cash, non-dilutive, non-economic items	(633)	(398)
Grant of exchangeability to limited partnership units	25,930	10,980
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	2,916	19,176

Total pre-tax adjustments	33,347	30,585

Pre-tax distributable earnings	$58,239	$64,324

GAAP net income available to common stockholders	$8,189	$8,666
Allocation of net income to founding/working partner units	1,835	3,458
Allocation of net income to limited partnership units	4,145	5,742
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	4,457	8,558

Pro forma net income for fully diluted shares	$18,626	$26,424

Total pre-tax adjustments (from above)	33,347	30,585

Income tax adjustment to reflect effective tax rate	(1,070)	(2,250)

Post-tax distributable earnings	$50,903	$54,759

Pre-tax distributable earnings per share (b)	$0.21	$0.26

Post-tax distributable earnings per share (b)	$0.19	$0.22

Fully diluted weighted-average shares of common stock outstanding	302,947	258,893

Notes and Assumptions

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for RSUs and REUs granted pre-merger.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2012 and 2011 include an additional 38.8 million and 21.8 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.
(c)	Beginning with the first quarter of 2011, distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods.
(d)	Represents revenues related to the collection of receivables, net of compensation expense, which would have been recognized for GAAP other than for the effect of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

						% Change	% Change	% Change

	1Q11	4Q11	1Q12	FY2010	FY2011	1Q12 vs. 4Q11	1Q12 vs. 1Q11	FY11 vs. FY10

Notional Volume (in $US billions)
Fully Electronic Rates*	14,097	10,920	12,091	44,133	53,257	10.7%	(14.2%)	20.7%
Fully Electronic FX, Credit, Equities & Other**	963	1,186	1,412	3,192	3,925	19.1%	46.6%	23.0%

Total Fully Electronic Volume	15,061	12,106	13,504	47,325	57,182	11.5%	(10.3%)	20.8%

HYBRID***
Total Hybrid Volume	37,496	26,336	35,153	121,848	136,926	33.5%	(6.3%)	12.4%

TOTAL Hybrid & Fully Electronic Volume	52,557	38,442	48,656	169,173	194,108	26.6%	(7.4%)	14.7%

Transaction Count
Fully Electronic Rates*	5,769,474	4,956,206	4,860,222	17,439,326	22,924,432	(1.9%)	(15.8%)	31.5%
Fully Electronic FX, Credit, Equities & Other**	514,419	704,623	844,756	1,510,114	2,074,266	19.9%	64.2%	37.4%

Total Fully Electronic Transactions	6,283,893	5,660,829	5,704,978	18,949,440	24,998,698	0.8%	(9.2%)	31.9%

HYBRID
Total Hybrid Transactions	620,086	536,435	587,111	2,165,379	2,253,059	9.4%	(5.3%)	4.0%

TOTAL Hybrid and Fully Electronic Transactions	6,903,979	6,197,264	6,292,089	21,114,819	27,251,757	1.5%	(8.9%)	29.1%

Trading Days	62	63	62	252	252

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	166,207,731	132,418,508	142,331,759	576,362,565	652,483,091	7.5%	(14.4%)	13.2%
CME - Euro $ Contracts	156,207,410	102,348,481	126,261,488	510,955,113	564,086,746	23.4%	(19.2%)	10.4%
EUREX - Bund Contracts	59,137,105	47,874,911	46,791,765	231,484,529	236,188,831	(2.3%)	(20.9%)	2.0%
ELX - US Treasury Contracts	4,784,425	1,522,754	580,052	11,851,853	12,867,466	(61.9%)	(87.9%)	8.6%
ELX - Euro $ Contracts	1,302,800	330,815	157,666	1,287,161	3,887,961	(52.3%)	(87.9%)	202.1%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	40,478	31,478	36,031	130,560	147,365	14.5%	(11.0%)	12.9%
Average Daily UST Volume	653	500	581	2,072	2,340	16.3%	(11.0%)	12.9%

CME FX Futures Volume (3)	59,578,853	51,681,000	52,432,000	232,571,000	232,327,396	1.5%	(12.0%)	(0.1%)

CLS FX Avg Daily Values - in millions (4)	4,764,667	4,931,333	5,052,667	16,801,348	19,825,333	2.5%	6.0%	18.0%
CLS FX Avg Daily Volumes (4)	872,014	987,955	971,055	3,131,829	3,834,915	(1.7%)	11.4%	22.4%

NYSE - Volume (shares traded) - in millions (5)	132,641	124,789	101,977	601,142	504,238	(18.3%)	(23.1%)	(16.1%)
Transaction Value - in millions	4,474,040	4,044,580	3,518,340	17,852,940	18,094,660	(13.0%)	(21.4%)	1.4%

NASDAQ - Volume (shares traded) - in millions (6)	492,451	469,115	423,263	2,135,695	1,974,870	(9.8%)	(14.0%)	(7.5%)
Transaction Value - in millions (7)	3,453,706	3,114,259	3,383,290	12,811,199	13,749,157	8.6%	(2.0%)	7.3%

Total Industry Equity Option Volume (8)	1,072,960,649	976,279,763	984,507,776	3,610,436,931	4,224,604,529	0.8%	(8.2%)	17.0%

Euronext Equity Derivatives (9)	118,110	111,479	95,975	618,226	549,512	(13.9%)	(18.7%)	(11.1%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,233,805	886,347	1,235,871	4,461,008	4,214,919	39.4%	0.2%	(5.5%)
Average Daily All Bond Dollar Volume	19,900	14,069	19,933	70,598	66,964	41.7%	0.2%	(5.1%)

Sources/Notes: (1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com) (2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank (3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly (4) CLS Bank Monthly Report (5) NYSE - www.nyse.com (6) NASDAQ - www.nasdaqtrader.com (7) Includes Transaction Value for NASDAQ listed securities only (8) OCC - www.optionsclearing.com (9) Euronext - www.euronext.com (10) Bloomberg

NOTE: Certain numbers may not add due to rounding.

16

Contacts

Media:	Investors:
Hannah Sloane 212-294-7938	Jason McGruder 212-829-4988

Ben Goldman 212-610-3680

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